Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement on Form F-1 (Registration No. 333-220951) of our report dated June 29, 2017 (October 6, 2017 as to the convenience translation described in Note 2 (g)) relating to the consolidated financial statements and financial statement schedule of Four Seasons Education (Cayman) Inc., its subsidiaries, variable interest entities and subsidiaries of variable interest entities (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts into United States dollar amounts) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

November 2, 2017